Exhibit 99.d.1.i

AMENDMENT No. 2 TO INVESTMENT MANAGEMENT AGREEMENT

THIS AMENDMENT No. 2 (“Amendment”) to the Investment Management Agreement (“Agreement”) dated July 1, 2014 by and between Mercer Investment Management, Inc., a Delaware Corporation (the “Advisor”) and Mercer Funds (the “Trust”) is made effective as of the 1st day of July, 2016.

RECITALS

WHEREAS, the Advisor has been retained to act as investment adviser pursuant to the Agreement with the Trust, a Delaware statutory trust registered with the U.S. Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which consists of several separate series of shares, each having its own investment objectives and policies, and which is authorized to create additional series in the future (the “Series”); and

WHEREAS, for the services rendered by the Advisor pursuant to the Agreement, the Trust pays to the Advisor compensation at the rates specified in Schedule A to the Agreement; and

WHEREAS, the Advisor and the Board of Trustees of the Trust desire to amend Schedule A to the Agreement to reflect an additional breakpoint in the rate of compensation payable by each Series to the Advisor; and

WHEREAS, the Agreement provides that the parties may mutually agree to supplement or amend any provision of the Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

1.	The Advisor and the Trust each acknowledge that all of its representations and warranties contained in the Agreement are true and correct as of the date hereof.

2.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with Schedule A to this Amendment.

4.	All other terms and provisions of the Agreement shall remain in full force and effect, except as modified hereby.

MERCER INVESTMENT MANAGEMENT, INC.		MERCER FUNDS

By:	/s/ Rich Joseph	By:	/s/ Stan Mavromates
	Name: Rich Joseph	Name:	Stan Mavromates
	Title: Vice President	Title:	Vice President and Chief Investment Officer

Schedule A

as amended July 1, 2016

Investment Advisory Fee

Series	On the first $750 Million	On the next $250 Million	On assets over $1 billion

Mercer US Large Cap Equity Fund	0.53 of 1%	0.51 of 1%	0.46 of 1%
Mercer US Small/Mid Cap Equity Fund	0.90 of 1%	0.88 of 1%	0.83 of 1%
Mercer Non-US Core Equity Fund	0.75 of 1%	0.73 of 1%	0.68 of 1%
Mercer Emerging Markets Equity Fund	0.80 of 1%	0.78 of 1%	0.73 of 1%
Mercer Global Low Volatility Equity Fund	0.75 of 1%	0.73 of 1%	0.68 of 1%
Mercer Core Fixed Income Fund	0.35 of 1%	0.33 of 1%	0.28 of 1%
Mercer Opportunistic Fixed Income Fund	0.80 of 1%	0.78 of 1%	0.73 of 1%